UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     December 31, 2010

USCHINA CHANNEL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53247	20-4854568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

639 N.W. 38th Circle, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 218-4694

665 Ellsworth Avenue, New Haven, Connecticut 06511
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K is being filed by USChina Channel, Inc. (“we,” “our” or “us”) in connection with a transaction in which we acquired all of the issued and outstanding capital stock (the “China Education Shares”) of China Education Services, Ltd., a British Virgin Islands company (“China Education”). China Education owns 100% of the capital stock of Hangzhou Kunjiang Education and Technology Co., Ltd., a Chinese company (“Hangzhou Technology”) a limited liability company established under the laws of the People’s Republic of China (“PRC”). Hangzhou Technology has effective control over Shaoxing China Textile City High School (the “Shaoxing High School”) through a series of agreements described below.  The Shaoxing School is a private primary education school with an approximate enrollment of 3,000 students in grades 7-12 located in Shaoxing County of Zhejiang Province in China.

Our acquisition of the China Education Shares occurred on December 31, 2010, through a share exchange (the “Share Exchange”) in which we exchanged 14,800,000 shares of our common stock, $0.001 par value (our “common stock”) for 100% of the issued and outstanding common stock of China Education and issued an additional 4,740,694 shares of our common stock to China Direct Investments, Inc. and its affiliates (“China Direct”) for services provide to us in connection with this acquisition.

Item 1.01                      Entry into a Material Definitive Agreement.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The following agreements were entered into in connection with the acquisition of China Education:

The Share Exchange Agreement and Related Transactions

On December 31, 2010, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) among us, Andrew Chien, China Education and its shareholders who owned 100% of the outstanding shares of China Education (the “China Education Shareholders”).

Under the Share Exchange Agreement, we exchanged 14,800,000 shares of our common stock representing 92.1% of our outstanding stock, subsequent to the exchange, for 100% of the issued and outstanding common stock of China Education (the “Share Exchange”). As a result of the consummation of the Share Exchange, China Education now is a wholly-owned subsidiary of the Company.  Also, in connection with the acquisition of China Education, we entered into a Consulting Agreement dated December 31, 2010 with China Direct Investments, Inc. and its affiliates (“China Direct”) for services provide to us in connection with this acquisition.  We issued China Direct 4,740,694 shares of our common stock as compensation for these services.

On December 31, 2010, Joel Mason was appointed as a member of our Board of Directors, our Chief Executive Officer and our Chief Financial Officer in connection with our acquisition of China Education.  Andrew Chien, our founder resigned his positions with us as Chief Executive Officer and Chief Financial Officer on December 31, 2010.

Prior to completion of the acquisition of China Education on December 31, 2010, we transferred all of our assets and liabilities to our wholly-owned subsidiary, China Bull Holdings, Inc. and appointed Andrew Chien as general manager of this company.  In addition, China Bull Holdings, Inc. entered into a management agreement with China Bull Management, Inc. to manage all aspects of the operations of China Bull Holdings, Inc.  Andrew Chien is a principal shareholder of China Bull Management, Inc.  We distributed 1,265,456 shares of the common stock of China Bull Management, Inc. to our shareholders of record on December 31, 2010 as authorized by our board of directors on December 21, 2010.

FORM 10 DISCLOSURE

Following the transaction with China Education, our business and operations are now those of China Education.  Following is information on the business and operations of China Education.  Unless specifically set forth to the contrary, when used in this report the terms  "we"", "our", the "Company" and similar terms refer to USChina Channel, Inc., a Nevada corporation and our wholly owned subsidiaries Hangzhou Kunjiang Education Technology Co., Ltd., a Chinese company and China Education Schools, Ltd., a British Virgin Islands company and Shaoxing China Textile City High School which we control under the terms of the Shaoxing High School Control Agreements. The information which appears on our web site at www.uschinachannel.net is not part of this report.

Our Corporate Structure

Hangzhou Kunjiang Education Technology Co., Ltd. or Hangzhou Technology, our principal operating subsidiary in China, was established as a wholly foreign owned enterprise of China Education under the laws of the PRC in November 2010.

China Education was formed on November 23, 2010 under the laws of the British Virgin Islands. On November 25, 2010, China Education acquired 100% of the equity interests in Hangzhou Technology from its shareholders Jinjin Ye and Ruifeng Chen in exchange for its agreement to contribute an aggregate of RMB 1,000,000 (approximately $147,000) to its registered capital.

Due to PRC regulatory restrictions on foreign investments in education for students in grades one to 12, we conduct our business in the PRC through contractual arrangements among China Education, Hangzhou Technology, and the Shaoxing China Textile City High School (“Shaoxing High School”), which is owned by RGB Trading. Shaoxing High School is treated as a variable interest entity, a domestic PRC company in which we do not have direct or controlling equity interest but whose historical financial results have been consolidated in our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).

Hangzhou Technology and the Shaoxing High School are the principal operating entities for our business operations within China. Their functional currency is Chinese Renminbi (“RMB”).

China Education and Hangzhou Technology have entered into a series of contractual arrangements with the Shaoxing High School and its shareholders that enable us to:

•
Exercise effective control over the Shaoxing High School by having its shareholders pledge their respective equity interests in the Shaoxing High School to China Education and entrust all the rights to exercise their voting power over their ownership to China Education. There is no limitation on China Education’s rights to exercise the voting power over the Shaoxing High School or to obtain and dispose of the pledged equity interests in the Shaoxing High School by exercise of its call option or share pledge. China Education’s rights to obtain and dispose of the pledged equity interests in the Shaoxing High School by exercise of its call option or share pledge are subject to China Education’s designating other PRC persons or entities to acquire the pledged equity interests in order not to violate PRC laws that prohibit or restrict foreign ownership in middle and high schools;

•
Receive 65% of the Shaoxing High School’s pre-tax profits (90% if no taxes are paid) in consideration for technical support, marketing and management consulting services provided by Hangzhou Technology to the Shaoxing High School; and

•
Have an exclusive option to purchase all or part of the equity interests in the Shaoxing High School and all or part of the equity interest in its subsidiaries, as well as all or part of the assets of the Shaoxing High School, in each case when and to the extent permitted by applicable PRC law.

Accordingly, we treat the Shaoxing High School as variable interest entity and will consolidate their historical financial results in our financial statements in accordance with U.S. GAAP. The Shaoxing High School holds the requisite licenses and permits necessary to conduct our education business in China and operates a middle and high school in Shaoxing County of Zhejiang Province in China.

Agreements that provide effective control over the Shaoxing High School

We have entered into a series of agreements with the Shaoxing High School and its shareholders. These agreements provide us substantial ability to control the Shaoxing High School and its shareholders, and we have obtained an option to purchase all of the equity interests of the Shaoxing High School. These agreements include:

Share Pledge Agreement.    Pursuant to the share pledge agreement, dated November 25, 2010, among Hangzhou Technology and Shaoxing Red Green Blue Trading Co., Ltd. (“RGB Trading”), the sole shareholder of the Shaoxing High School, RGB Trading pledged all of its equity interest in the Shaoxing High School to Hangzhou Technology to secure the performance of the Shaoxing High School under an exclusive cooperation agreement, dated November 25, 2010, between Hangzhou Technology and the Shaoxing High School as described below. RGB Trading also agreed not to transfer, dispose of or otherwise directly or indirectly create any encumbrance over its equity interest in the Shaoxing High School, or take any actions that may reduce the value of its equity interest in the Shaoxing High School without the prior written consent of Hangzhou Technology.

Call Option Agreement.    Pursuant to the call option agreement, dated November 25, 2010, between RGB Trading as the sole shareholder of the Shaoxing High School, China Education or its designee has an option to purchase from RGB Trading, to the extent permitted under PRC laws, all or part of its equity interest in the Shaoxing High School in one or more installments in exchange for the issuance of 4,000 shares of China Education. China Education or its designee shall have sole discretion to decide when to exercise the option, whether in part or in full. Currently, we do not expect to exercise such option in the foreseeable future.

Power of Attorney.    Pursuant to the power of attorney dated November 25, 2010, RGB Trading irrevocably entrusted all the rights to exercise its voting power of the Shaoxing High School to China Education for an indefinite period of time.

Agreements that transfer economic benefits to us from the Shaoxing High School

Exclusive Cooperation Agreement.    Pursuant to the exclusive cooperation agreement, dated November 25, 2010, among Hangzhou Technology, the Shaoxing High School and RGB Trading, Hangzhou Technology has the exclusive right to provide to the Shaoxing High School technical and systems support, marketing consulting services, training for technical personnel and technical consulting services and to lend the Shaoxing High School funds from its fees under this agreement.  As payment for these services, the Shaoxing High School has agreed to pay Hangzhou Technology a service fee equal to 65% the Shaoxing High School’s pre-tax profit (90% if there are no taxes due). The initial term of this agreement is 20 years and the term can be renewed upon expiration. Hangzhou Technology has the unilateral right to adjust the level of the service fee based on the level of operations at the Shaoxing High School.  The agreement can be terminated by mutual agreement, by written notice from the non-breaching party upon a breaching party’s failure to cure its breach, or by either party’s written notice upon non-performance of the agreement for 30 days as a result of any force majeure. We have not received any payment of service fees contemplated by this agreement.

From time to time we refer to the Exclusive Cooperation Agreement, the Share Pledge Agreement, the Call Option Agreement and the Power of Attorney at the “Shaoxing High School Control Agreements.”

BUSINESS

We operate the Shaoxing High School, a private primary education school for grades 7 through 12 in Shaoxing County located in the Zhejiang Province in China. Shaoxing High School offers unified national core curriculums such as Chinese, mathematics, physics, English, history, biology, and related primary courses. Established in 2002, Shaoxing High School operates on a 25 acre campus and offers 57 classes across six grades.  After eight years of development, Shaoxing High School has approximately 3,000 students in enrollment and a staff of approximately 195 instructors, administrators and support staff.  The average tuition per student is RMB 12,000 (approximately US $1,791) per year.  The school’s primary income sources are tuition, school selection fee and dormitory fees.

Shaoxing High School has received numerous awards, including recognition as one of the best 100 Chinese Private Educational Schools in 2009 by the Federation of Chinese Educators, China Association of Private Educators, and China Association of Principals.  It was also recognized by the Shaoxing County Ministry of Education as an advance unit in 2007 and 2008 and in 2007, Shaoxing High School won first place in safety from the Shaoxing County Ministry of Education.   Lastly, Shaoxing High School has also been recognized by Nanchang Institute of Technology and the Guangdong ATV Professional Academy for Performing Arts for their educational achievements.

The Shaoxing High School campus is comprised of two academic buildings, one technology center, two student dormitories, and one cafeteria building totaling approximately 40,215 square meters of space.  The technology center includes a computer center that is equipped with approximately 200 computers and scientific labs used for biology, chemistry and physics. In addition, Shaoxing High School has a library, an auditorium, and fully functional music rooms.  It also has a gymnasium and an outdoor sports arena that includes a 400 meter track and field, six basketball courts and three tennis courts.

Shaoxing High School is configured with a wired local area network and the software and hardware of our facilities are configured in accordance with the provincial Ministry of Education standards.  Each of its classrooms is equipped with audio and visual multimedia equipment.  Shaoxing High School provides onsite campus security 24 hours a day to ensure the safety and security of its students and campus.

As of December 31, 2010, Shaoxing High School had approximately 137 full time teachers.  Shaoxing High School seeks to attract and retain talented teachers as they are largely the key to its success.  Over 98% of Shaoxing High School teachers have a bachelor’s degree or higher and approximately 30% of its teaching staff has more than 10 years of teaching experience.  Shaoxing High School also provides off campus housing to its faculty members.

Shaoxing High School enrollment has increased dramatically from approximately 300 students in 2002 to approximately 3,000 students as of the fall 2010 semester. All of its students live on campus. Approximately 94% of all the students are enrolled in high school courses (grades 10 through 12) and the remaining 6% are enrolled in middle school courses (grades 7 through 9).    We believe Shaoxing High School students have shown excellent academic performance and in 2009 its students achieved a 94.6% college acceptance rate.   In addition, many of our students have won numerous awards at the national, provincial, and county levels.  In 2009, more than 20 individuals won top honor at the National Youth Championship Robot Competition and our robot team won first place in Zhejing province and fourth place at the national level.

Our future programs

    ESC 2+2 Program

Shaoxing High School plans to launch the ESC 2+2 Program for the fall 2011 semester.  This program is a two year Associate’s Degree program is offered by the Empire State College (ESC) which is part of the State University of New York (SUNY) system. The ESC 2+2 Program is being offered in China in cooperation with the Beijing American Language College (BALC). Shaoxing High School has been approved by BALC to offer this program. The program is taught in the English language and only students who are fluent in English will be considered for participation.

The ESC 2+2 Program is offered to high school graduates and high school seniors.  First year courses of 36 units will be taught by local faculty selected and approved by SUNY Empire State College.  Second year courses of 28 units will be taught by SUNY Empire State College faculty from the United States. Once all 64 units are completed successfully, students will then receive an Associate’s Degree issued by the State University of New York.

Upon successful completion of the ESC 2+2 Program Associate’s Degree, students may apply for direct entry into the junior year of a four-year bachelor’s degree program in the United States at any of the SUNY colleges or other American college/university which accepts a Associate’s Degree from an accredited university as a basis for admission.

    British A-Level Program

Shaoxing High School plans to begin offering British A-Level courses in the fall 2011 semester and expect to begin recruiting students for this program during 2011.

The British A-Level program is also known as the Cambridge International A-Level.  These college level courses are designed by the University of Cambridge.  The courses are taught in English in a wide range of subjects and are offered to high school students in more than 125 countries.  Cambridge International A- Level qualifications are widely recognized and valued by top universities worldwide. A Cambridge International A-Level certificate is accepted in universities throughout the United Kingdom and Europe.  It is also accepted towards up to one full year of advanced standing or credit at universities in the United States and Canada.

The Cambridge International A-Level courses are highly competitive.  Due to the stringent requirements of the courses, only top students with excellent English competency will be eligible to participate in this three year high school program.   Eligible students will be able to select from a wide selection of courses such as advanced math, physics, economics, computer science, among others.  All of these courses will be taught according to Cambridge International A-Level standards and by highly skilled and trained teachers that have at least a master’s degree.  After the completion of each course, students will be required to take the unified exam that is administered by the University of Cambridge each year in June and January. Upon successful completion of this program, students will receive a University of Cambridge International A-Level certificate that can be accepted as entry qualifications or be applied towards college credit at universities worldwide including the UK, Europe, USA, Canada, Singapore and Australia.

Clubs and Competition

In addition to its core educational programs, students at Shaoxing High School are also encouraged to participate in various clubs and extracurricular activities that allow students to develop their own interests such as the debate club, robot club, various sports clubs, arts and music clubs.  Students in these clubs often compete at the county, provincial and national levels.

Education in China

Background on Private Education in China. The Chinese central government began to allow domestic private investment in education in the late 1970s as a way to aid areas where public educational resources were inadequate. In 1986, China passed the Compulsory Education Law, which mandated nine years of compulsory education (grades 1 through 9) and required that provincial and local governments take the necessary steps, including encouraging private sectors to invest in education and to ensure that all school-age children receive at least the required nine years of education. In 1997, the China State Council, which oversees the Ministry of Education, released the Rules for Social Force-Run Schools that encouraged the development of private education in China. In December 2002, the China Standing Committee of the National People's Congress passed the Non-State Education Promotion Law which permitted private Chinese individuals to earn reasonable profits from their investments in private education practices.

According to the Chinese Non-Government Education Reform and Development Survey Report issued by the Chinese Association for Non-Government Education in 2009, the private sector currently accounts for approximately 10% to 20% of student enrollment in the private education market across the levels of education from kindergarten to higher education and continuous training. Over the past three decades, the geographical coverage of the private sector has extended from its beginnings in Beijing, Shanghai, Guangdong, Zhejiang, and Henan to 34 provincial administrative regions nationwide.

Provincial and local governments in Zhejiang and Anhui provinces have explicitly encouraged the growth of private education and implemented favorable and flexible promotional policies in their regions. The measures include tax refunds, permission for vocational schools to independently determine tuition rates, grant of eligibility for favorable rates on land use rights, and promotional policies in the recruitment and compensation packages for the teachers of private schools, students admission, and bank credits. We believe that the market demand and government support have created a solid foundation for the private sector to prosper in the private education market. According to the Survey Report, Zhejiang Province private high school enrollment is 22% of overall high school enrollment compared to the Chinese national average of 10%. In Wuhu city of Anhui Province, the number of private kindergartens was about 90% of the total number of kindergartens in the city in 2007.

In June 2010, the Chinese government released the National Outline for Medium and Long-term Education Reform and Development (2010-2020). The 2010 National Outline recognizes the private sector as one important growth point in the Chinese education system in the coming decade and encourages the investment by private shareholders or jointly with public institutions to develop educational programs. The 2010 National Outline emphasizes that schools, students, and teachers in the private sector have equal legal status with the counterparts in the public sector and urges local governments to correct the disparity in their policies with private schools. In addition, the 2010 National Outline requests the public funding to support private educational programs and award outstanding organizations and personnel. The Chair of the Chinese Association for Non-Government Education Mr. Xiping Tao commented that the 2010 National Outline has created huge opportunities for private education by clearly defining its legitimate role in Chinese education system and providing favorable guiding policies for this sector.

Growth Strategy

Our growth strategy includes the following:

•	Identify schools whose management, student population, and course offerings are similar to those of the Shaoxing High School and the other schools we are targeting for acquisition.
•
We plan to support the further growth of Shaoxing High School and the other schools we acquire by sourcing and providing additional international educational programs which are based on associations between China and other nations, using a variety of pairing and cooperative education concepts.

•
We plan to develop and launch a brand name which can be used by the Shaoxing High School and the other schools we acquire as a means of offering students and parents an identifiable method of evaluating the programs, curriculum, and services provided by our schools.  Each of the brands we seek to develop will have a unique identity and will define specific characteristics of each of our schools.   We intend to promote each brand using advertising and publicity within the region where the school is located.  No specific date has been established to launch our planned branding initiative

•	We plan to provide management oversight and supervision for each school we operate, currently Shaoxing High School, through experienced American academic professionals we plan to hire.
•	We plan to expand the geographic area in which we provide our course and program offerings throughout China.

Competition

The Chinese education industry is becoming increasingly competitive.  Competition is typically within the communities they serve based on programs, reputation, ranking, teaching quality, location, campus environment, and tuition. There are other educational institutions, training centers and other education providers that offer similar programs and courses compared to those that we offer or expect to offer. We intend to distinguish ourselves from our competitors by offering programs tailored for students looking for intense preparation for higher education within China and internationally. We expect competition to intensify due to the continuation of privatization of the education industry in China. There are no assurances we will be able to effectively compete in the future.

GOVERNMENT REGULATION

General Regulatory Environment.

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration for Industry and Commerce, or SAIC, the Ministry of Commerce, or MOFCOM, the State Administration of Foreign Exchange, or SAFE, and their respective authorized local counterparts. Education in China is regulated by the Chinese central government mainly through the Ministry of Education. The Ministry of Education has branch offices across China to oversee the education industry at the provincial, municipal and county levels, which together with the Ministry of Education (“MOE”) we refer to as the “Education Authorities”. These Education Authorities, together with other relevant government agencies, such as the Ministry of Civil Affairs (“MCA”) and Ministry of Labor and Social Security have promulgated rules and regulations relating to the establishment, licensing and operation of educational institutions, the licensing, administration and management of educational staff and the taxation of educational services and incomes. This section summarizes the principal PRC regulations relating to our business.

Operation of Private Schools.

Level of Approval

Pursuant to the Law of the People’s Republic of China on Promotion of Private Education promulgated by the Standing Committee of the Ninth National People’s Congress State Council of the PRC which became effective on September 1, 2003, and the Implementation Rules to the Law of the People’s Republic of China on Promotion of Private Education issued by the State Council which became effective on April 1, 2004, each Private School must obtain a private funded school education permit from the relevant Education Authority in order to conduct business as an education service provider. Private schools providing certifications, pre-school education, education for self-study aid and other academic education shall be subject to approval by the Education Authorities. The Education Authorities under the local PRC governments at or above the county level shall be responsible for the work relating to private schools of academic education in their own administrative region. The administrative departments for labor and social security and the relevant departments under the local PRC governments at or above the county level are responsible for the work relating to private schools of non-academic education which means occupational qualification training and occupational skill training within the scope of their duties. For degree education, (i) establishment of colleges is preliminarily examined by Education Authorities at the provincial level, and then is examined and approved by the government of the provincial level; (ii) establishment of universities for bachelor or higher degrees is preliminarily examined by Education Authorities of the provincial level, and then is examined and approved by MOE; (iii) establishment of senior high schools, vocational middle schools and technical secondary schools is preliminarily examined by Education Authorities at the county level, and then is examined and approved by educational authorities at the municipal level and delivered to the government of the municipal level and educational authorities of the provincial level for reference; (iv) establishment of junior middle schools and primary schools is examined and approved by Education Authorities at the county level and delivered to Education Authorities at the municipal level for reference. A duly approved private school will be granted a permit for operating a private school, and shall be registered with the MCA or its local counterparts as a privately run non-enterprise institution. Shaoxing High School has obtained the required permit to operate a private school and has been registered with the relevant local counterpart of the MCA.

Expansion of Business

Pursuant to the Implementation Rules to the Law of the People’s Republic of China on Promotion of Private Education issued by the State Council in 2004, private schools and government-run schools shall share equal legal status, and the State Council safeguards the autonomy of the private schools. The State Council also protects the lawful rights and interests of the sponsors, principals, teachers and staff members of private schools. Prospectors and advertisements of private schools shall be approved by relevant examination and approval authorities. And upon the approval of its prospectors and advertisements, the private school enjoys its independent right of recruiting students and enjoys the equal recruiting right as government-run schools of the same kind. The private schools may make plans on the scope, standard and method of recruiting students independently. Private schools shall abide by the relevant regulations with respect to recruiting college-level or above students. In addition, operation of a private school is highly regulated. For example, the types and amounts of fees charged by a private school providing certifications shall be approved by the governmental pricing authority and be publicly disclosed. Consequently, while a private school has some discretionary power to expand its business, it must abide by a procedure under which, any increase in recruitment of students or increase in fees must be approved in advance by the relevant Education Authorities.

Levels and Grades of schools

Subject to the Education Law of the People’s Republic of China issued by the eighth National People’s Congress in 1995, schools of the basic education system are divided into four levels including infant school education, primary education, secondary education and higher education. Accordingly, based on the four levels, there are the following kinds of schools: nursery school, primary school, junior middle school, senior high school, and university. Nursery school, primary school and junior middle school represent compulsory education. With respect to universities, there are several kinds of college degrees: bachelor degree, master degree and doctorate degree. And for different levels of private schools, there are different approval authorities. The State Council and all local government agencies at different levels supervise and manage the educational work according to the principle of management by different levels and division of labor with individual responsibility. Secondary and lower education are managed by the local government agencies under the leadership of the State Council. Higher education shall be managed by the State Council and the PRC government of the province, autonomous region or municipality directly under the central government. Besides the basic education system, the state adopts a vocational education system and an adult education system. The Education Authorities at different levels, relevant administrative departments, enterprises and institutions shall adopt measures to develop and ensure for citizens vocational school education or vocational training in various forms. Meanwhile, no organization or individual may establish or operate a school or any other institution of education for profit-making purposes. However, private schools may be operated for “reasonable returns,” and are subject to income taxes.

School Privatization

The Law for Promoting Private Education (2003) became effective on September 1, 2003, and the Implementation Rules for the Law for Promoting Private Education (2004) became effective on April 1, 2004. Under this law and these regulations, “private schools” are defined as schools established by social organizations or individuals using non-government funds. In addition, private schools providing certifications, pre-school education, education for self-study aid and other academic education shall be subject to approval by the education authorities, while private schools engaging in occupational qualification training and occupational skill training shall be subject to approvals from the authorities in charge of labor and social welfare. A duly approved private school will be granted a Private School Operation License by local or provincial-level counterparts of the MOE for operating a private school, and shall be registered with the local or provincial-level counterparts of the MCA as a privately run non-enterprise institution and be issued a Private Non-enterprise Organization Registration Certificate. The duration of Shaoxing High School’s Private School Operation License is for a period of one year and the duration of Shaoxing High School’s Private Non-enterprise Organization Registration Certificate is for a period of 4 years and expires in December 2013.

Under the law and regulations discussed above, private schools have the same status as public schools, though private schools are prohibited from providing military, police, political and other kinds of education which are of a specialized nature. Government-run schools that provide compulsory education are not permitted to be converted into private schools. In addition, the operation of a private school is highly regulated. For example, the items and criteria of fees charged by a private school on those students receiving degree education need to be approved by the governmental pricing authority and is required to be publicly disclosed.

Special tax rules applicable to preferential tax treatment and non-preferential tax treatment for privately-run schools are also applicable to private schools.

Private schools are divided into three categories: private schools established with donated funds; private schools that require reasonable returns and private schools that do not require reasonable returns.

The Law of the People’s Republic of China on Promotion of Private Schools prescribes principally that private schools enjoy the preferential tax treatment polices regulated by the state and the Implementation Rules to the Law of the People’s Republic of China on Promotion of Private Schools prescribes further, that the private schools established by donation and the private schools whose investors do not ask for reasonable rewards of investment may enjoy the same preferential tax and other preferential treatments as the government-run schools. And for private schools whose investors ask for reasonable rewards of investment, its preferential tax treatment policies are jointly formulated by the Finance department, Tax department and other related administrative departments of the State Council. To date, however, no regulations have been promulgated by the relevant authorities in this regard.

Notwithstanding whether a school is state or privately-owned, the preferential local tax treatments include: business tax, urban maintenance and construction tax, extra charges for education, enterprise income tax, house property tax, deed tax, land-use tax of cities and towns, and a stamp tax.

1. With respect to the business tax and enterprise income tax, the following are exempted from the applicable business or income tax: (i) the proceeds from educational services provided by a degree educational school; (ii) the proceeds from students working during the school term; (iii) the proceeds from technology development, technology transfer or relevant technological consultant or services provided by school; (iv) the proceeds from caring services provided by a kindergarten or nursing school; (v) the proceeds from further-study classes or training classes held by a government-run preliminary school, secondary school or higher school (not including subordinate enterprises); (vi) the proceeds from the operation of an enterprise owned wholly by a government-run vocational school, and for the proceeds from the operation of an enterprise owned by a privately-run vocational school; (vii) donation to education careers from a taxpayer contributed through non-profit social entities or state organs; (viii) the proceeds from an educational institution in accordance with regulations of non-profit income under Enterprise Income Tax Law; and (ix) individual income tax derived from interest of savings deposit of education.

2. With respect to the house property tax, land-use tax of cities and towns, stamp tax, the following are exempted from these taxes: (i) house or land of all kinds of schools, kindergartens or nursing schools invested by state or enterprises; and (ii) the writing papers signed by property owners to denote the property to schools.

3. With respect to farm land occupation tax: the farm land approved for schools or nursing schools will be exempted from farm land occupation tax.

Shaoxing High School is registered as private school that does not require reasonable returns.  Therefore it is exempt from business income tax.

Organizations and Activities of Private Schools

According to the Law of the People’s Republic of China on Promotion of Private schools, a private school shall set up an executive council, a board of directors or other forms of decision-making bodies of the school.

The executive council or the board of directors of the school shall be composed of the sponsors or their representatives, the principal, and the representatives of the teachers and staff members. More than one-third of the council members or directors shall, at least, have five years’ education or teaching experience each. The executive council or the board of directors of the school shall be composed of not less than five persons, with one of them serving as chairman of the council or board. The list of the names of the chairman and members of the council or the chairman of the board and directors shall be submitted to the examination and approval authority for the record.

The executive council or the board of directors of a school shall exercise the following functions and powers: (i) to appoint and dismiss the principal; (ii) to amend the articles of association of the school and formulate rules and regulations of the school; (iii) to make development plans and approve annual work plans; (iv) to raise funds for running the school, and examine and verify the budgets and final accounts; (v) to decide on the size and the wage standards of the teachers and staff members; (vi) to decide on the division, merging and termination of the school; and (vii) to decide on other important matters.

The chairman of the executive council or the board of directors or the principal of a private school shall serve as the legal representative of the school. A private school shall, in reference to the qualifications for the principal of a government-run school of the same grade and category, appoint its principal, and the age limit may appropriately be extended both ways, and the appointment shall be reported to the examination and approval authority for verification and approval.

The principal of a private school shall be in charge of education, teaching and administration of the school, and exercise the following functions and powers: (i) to carry out the decisions made by the executive council, board of directors or any other form of decision-making body; (ii) to put into execution the development plans, draw up the annual work plans and financial budgets, and formulate the rules and regulations of the school; (iii) to appoint and dismiss staff members of the school, and give rewards and impose punishments; (iv) to make arrangements for education, teaching and scientific research and ensure the quality of education and teaching; (v) to be responsible for the daily work of school administration; and (vi) other powers delegated by the executive council, the board of directors or any other form of decision-making body of the school.

A private school may, on the basis of relevant classifications, the length of schooling and academic performance and in accordance with the relevant regulations of the State, issue academic credentials, certificates for completing a course or qualification certificates of training to the students it enrolls. Students who receive training in vocational skills may be awarded vocational qualification certificates of the State when they are considered qualified by the vocational skills appraisal authority approved by the State. A private school shall, in accordance with law, ensure that the teachers and staff members participate in democratic management and supervision through the representative assembly of the teachers and staff members with the teachers as the main body, or through other forms. Teachers and staff members of a private school shall, in accordance with the Trade Union Law, have the right to form trade union organizations to protect their lawful rights and interests. We believe that Shaoxing High School currently operates in compliance with these regulations.

Foreign investment in education service industry.

According to the Foreign Investment Industries Guidance Catalog, or Foreign Investment Catalog, which was amended and promulgated by the National Development and Reform Commission, or NDRC, and the MOFCOM on October 31, 2007 and became effective on December 1, 2007, foreign investment is encouraged to participate in higher education. Senior high school education in grades 10-12 is a restricted industry. The foreign investment in higher education and senior high school education has to take the form of a Sino-foreign equity or cooperative joint venture. Foreign investment is banned from compulsory education, which means grades 1-9. Foreign investment is allowed to invest in after-school tutoring services and training services which do not grant diplomas.

In June 2010, the Chinese government released the National Outline for Medium and Long-term Education Reform and Development (2010-2020). The 2010 National Outline recognizes the private sector as one important growth point in the Chinese education system in the coming decade and encourages the investment by private shareholders or jointly with public institutions to develop educational programs. The 2010 National Outline emphasizes that schools, students, and teachers in the private sector have equal legal status with the counterparts in the public sector and urges local governments to correct the disparity in their policies with private schools. In addition, the 2010 National Outline requests the public funding to support private educational programs and reward outstanding organizations and personnel.

We conduct our education business in China primarily through contractual arrangements among our subsidiaries in China and Shaoxing High School, a PRC domestic entity that holds the requisite licenses and permits necessary to operate its school. We believe our contractual arrangements comply with all relevant PRC laws regulating the education industry.

 Regulations on Chinese-foreign cooperation in operating schools.

Chinese-foreign cooperation in operating schools or training programs is specifically governed by the Regulations on Operating Chinese-foreign Schools, promulgated by the State Council in 2003 and the Implementing Rules for the Regulations on Operating Chinese-foreign Schools, or the Implementing Rules, which were issued by the MOE in 2004.

The regulations on Operating Chinese-foreign Schools and its Implementing Rules encourage substantive cooperation between overseas educational organizations with relevant qualifications and experience in providing high-quality education and Chinese educational organizations to jointly operate various types of schools in the PRC, with such cooperation in the areas of higher education and occupational education being encouraged. Chinese-foreign cooperative schools are not permitted, however, to engage in compulsory education and military, police, political and other kinds of education that are of a special nature in the PRC.

Permits for Chinese-foreign Cooperation in Operating Schools shall be obtained from the relevant education authorities or from the authorities that regulate labor and social welfare in the PRC.

Our contractual arrangements with Shaoxing High School have not been approved by the Beijing Commission of Education.

Regulation of foreign exchange.

The PRC government imposes restrictions on the convertibility of the RMB and on the collection and use of foreign currency by PRC entities. Under current regulations, the RMB is convertible for current account transactions, which include dividend distributions, and the import and export of goods and services. Conversion of RMB into foreign currency and foreign currency into RMB for capital account transactions, such as direct investment, portfolio investment and loans, however, is still generally subject to the prior approval of or registration with SAFE.

Under current PRC regulations, foreign-invested enterprises such as our PRC subsidiaries are required to apply to SAFE for a Foreign Exchange Registration Certificate for Foreign-Invested Enterprise. With such a certificate (which is subject to review and renewal by SAFE on an annual basis), a foreign-invested enterprise may open foreign exchange bank accounts at banks authorized to conduct foreign exchange business by SAFE and may buy, sell and remit foreign exchange through such banks, subject to documentation and approval requirements. Foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account transactions and current account transactions. In addition, there are restrictions on the amount of foreign currency that foreign-invested enterprises may retain in such accounts.

Regulation of foreign exchange in certain onshore and offshore transactions.

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular 75, which became effective as of November 1, 2005. According to SAFE Circular 75, prior to establishing or assuming control of an offshore company for the purpose of financing that offshore company with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete certain overseas investment foreign exchange registration procedures with the relevant local SAFE branch. An amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (i) the injection of equity interests or assets of an onshore enterprise to the offshore company or (ii) the completion of any overseas fund-raising by such offshore company. An amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change involving a change in the capital of the offshore company, such as (i) an increase or decrease in its capital, (ii) a transfer or swap of shares, (iii) a merger or division, (iv) a long-term equity or debt investment or (v) the creation of any security interests.

SAFE Circular 75 applies retroactively. As a result, PRC residents who established or acquired control of offshore companies that made onshore investments in the PRC in the past were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under SAFE Circular 75, failure to comply with the registration procedures may result in restrictions on the relevant onshore entity, including restrictions on the payment of dividends and other distributions to its offshore parent or affiliate and restrictions on the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under the PRC foreign exchange administration regulations.

As a U.S. company, we are considered a foreign entity in China. If we purchase the assets or equity interests of a PRC company owned by PRC residents in exchange for our equity interests, such PRC residents will be subject to the registration procedures described in SAFE Circular 75. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

In addition, on August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.

Regulations on dividend distribution.

The principal regulations governing dividend distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;
•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;
•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and
•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of overseas listings.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. This regulation, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required in connection with our acquisition of Shaoxing High School, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, restrict or prohibit payment or remittance of dividends by our PRC subsidiaries to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

SAFE regulations on employee share options.

On March 28, 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plan or Share Option Plan of Overseas Listed Company, or the Share Option Rule. The purpose of the Share Option Rule is to regulate foreign exchange administration of PRC domestic individuals who participate in employee share holding plans and share option plans of overseas listed companies. According to the Share Option Rule, if a PRC domestic individual participates in any employee share holding plan or share option plan of an overseas listed company, a PRC domestic agent or the PRC subsidiary of such overseas listed company is required to, among others things, file, on behalf of such individual, an application with SAFE to obtain approval for an annual quota with respect to the purchase of foreign exchange in connection with share holding or share option exercises as PRC domestic individuals may not directly use overseas funds to purchase shares or exercise share options. Concurrently with the filing of such application with SAFE, the PRC subsidiary shall obtain approval from SAFE to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the share purchase or option exercise, any returned principal or profits from sales of shares, any dividends issued on the shares and any other income or expenditures approved by SAFE. The PRC subsidiary is also required to obtain approval from SAFE to open an overseas special foreign exchange account at an overseas bank to hold overseas funds used in connection with any share purchase or option exercise. All proceeds obtained by PRC domestic individuals from sales of shares shall be remitted back to China after relevant overseas expenses are deducted. The foreign exchange proceeds from these sales can be converted into RMB or transferred to such individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank. If the share option is exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to the special foreign exchange account.

We do not currently have any share option plans. Although further clarification is required as to how the Share Option Rule will be interpreted or implemented, we believe that if we were to adopt such a plan, we and our PRC employees who have been granted share options will be subject to the Share Option Rule when our company becomes an overseas listed company. If we or our PRC employees fail to comply with the Share Option Rule, we and/or our PRC employees may face sanctions imposed by foreign exchange authority or any other PRC government authorities.

In addition, the State Administration of Taxation has recently issued circulars concerning employee share options. Under these circulars, our employees working in China who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents relating to employee share options with relevant tax authorities and withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

Employees

As of December 31, 2010, we have approximately 195 full-time employees. Other than Mr. Mason, our CEO, all of our employees are located in the PRC.  In addition to providing off-campus housing for Shaoxing High School’s faculty, under the laws of the PRC, we are required to contribute a portion of the total salaries of our employees located in the PRC to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.   We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Our history

We were incorporated in the state of Nevada on April 26, 2006.  In March 2010 we formed USChina Taiwan, Inc., a Nevada corporation, for the purpose of providing management consulting services to the small or median sized private companies in the Taiwan.  In March 2010 it entered into an agreement with Mr. Ching-Sang Hong under which he purchased 90% of the stock in USChina Taiwan, Inc. from us for $1,225 and the agreement that he would operate the subsidiary providing consulting services in Taiwan.  We subsequently distributed the remaining 10% of USChina Taiwan, Inc. to our shareholders.

On December 31, 2010 we acquired China Education as discussed in Item 1.01 of this Current Report.

China Education was formed on November 23, 2010 under the laws of the British Virgin Islands. On November 25, 2010, China Education acquired 100% of the equity interest in Hangzhou Technology from its shareholders Jinjin Ye and Ruifeng Chen in exchange for its agreement to contribute an aggregate of RMB 1,000,000 (approximately $147,000) to its registered capital.

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this report before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment. This report also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this report.

Risks related to our corporate structure

We do not have any operations other than those pursuant to the Shaoxing High School Control Arrangements. The term of those agreements are only for 20 years and there are no assurances those agreements will be renewed.

We are not engaged in any business or operations other than those pursuant to the terms of the various Shaoxing High School Control Agreements. While there is commonality of management and ownership between our company and the Shaoxing High School, we are separate legal entities and the Shaoxing High School is not our legal subsidiary.  We are completely dependent on the Shaoxing High School Control Agreements and we do not generate any revenues and have no assets. All of the Shaoxing High Schools’ assets and operations are located in the PRC. The Shaoxing High School Control Agreements are subject to enforcement under the laws of the PRC. We cannot assure you, however, that we will be able to enforce these contracts. If we are unable to enforce any legal rights we may have under these contracts or otherwise, our ability to continue as a going concern is in jeopardy. In addition, the terms of these contracts expire in December 2030 and there are no assurances these agreements will be renewed. If the Shaoxing High School Control Agreements are not renewed or are significantly modified, unless we have developed an independent business or operations related to activities which are not associated with the Shaoxing High School, of which there are no assurances, we will in all likelihood be forced to cease our operations.

We rely on contractual arrangements with Shaoxing High School and its shareholder RGB Trading for all of our China operations, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with Shaoxing High School and RGB Trading to operate our entire education business. These contractual arrangements may not be as effective in providing us with control over Shaoxing High School as direct ownership. If we had direct ownership of Shaoxing High School, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Shaoxing High School, which could affect changes, subject to any applicable fiduciary duties, at the management level. As a legal matter, if Shaoxing High School or its shareholder fails to perform its obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce such arrangements. We may also rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, but these remedies may not be effective. For example, if the shareholder of Shaoxing High School were to refuse to transfer its equity interest in Shaoxing High School to us or our designee when we exercise the call option pursuant to the call option agreement, or if it were otherwise to act in bad faith toward us, then we may have to take legal action to compel it to fulfill its contractual obligations. In addition, we may not be able to renew these contracts with Shaoxing High School and/or its shareholders.

In addition, these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC may not be as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our affiliated entities, and our ability to conduct our business would be materially adversely affected.

RGB Trading and its shareholders may have potential conflicts of interest with us, which may harm our business and financial condition.

The shareholder of Shaoxing High School, RGB Trading also owns the land and buildings we lease and use to operate our school and provides certain management services to Shaoxing High School. Conflicts of interest between their dual roles may arise. We cannot assure you that when conflicts of interest arise, RGB Trading will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, RGB Trading may breach or cause Shaoxing High School to breach or refuse to renew the existing contractual arrangements that allow us to effectively control Shaoxing High School and to receive economic benefits from them. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on RGB Trading to abide by the laws of China which provides that directors owe a fiduciary duty to the company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and RGB Trading, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Regulatory agencies may commence investigations of the Shaoxing High School controlled and operated by Hangzhou Technology. If the results of the investigations are unfavorable to us, we may be subject to fines, penalties, injunctions or other censure that could have an adverse impact on our reputation and results of operations.

As the operations of Shaoxing High School are heavily regulated in China, this school and companies that we or our subsidiaries may acquire or establish in the future may be subject from time to time to inspections and investigations, claims of non-compliance or lawsuits by governmental agencies, which may allege statutory violations, regulatory infractions or other causes of action. If the results of any such investigations or lawsuits are unfavorable to us, we may be subject to fines, penalties, injunctions or other censure that could have an adverse impact on our reputation and results of operations. Even if we adequately address the issues raised by a government investigation, we may have to devote significant financial and management resources to resolve these issues, which could have a material adverse effect on our business.

Contractual arrangements we have entered into among our subsidiaries and Shaoxing High School and RGB Trading may result in adverse tax consequences to us; such arrangements may be subject to scrutiny by the PRC tax authorities and a finding that we or Shaoxing High School and RGB Trading owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties should be priced on an arm’s length basis and may be subject to audit or challenge by the PRC tax authorities. We could face material adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between the Shaoxing High School, RGB Trading and Hangzhou Technology  do not represent an arm’s-length price and adjust Shaoxing High School’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in increased tax liabilities for Shaoxing High School for PRC tax purposes. To date, similar contractual arrangements have been used by many other public companies and, to our knowledge, the PRC tax authorities have not imposed any material penalties on those companies. However, we cannot assure you that such penalties will not be imposed on any other companies or us in the future. Our consolidated net income may be harmed if our affiliated entities’ tax liabilities increase or if they are found to be subject to additional taxes, late payment fees or other penalties.

Risks related to our business and industry

We may not be able to obtain sufficient capital to fund our current operations and planned expansion strategy and may be forced to limit the scope of our operations and planned expansion.

If adequate additional financing is not available on reasonable terms, we may not be able to fund our current administrative operations or implement our expansion plans in the PRC and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategy, we will require a capital investment and accordingly, we may not have sufficient capital to fund our current or future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the actual versus planned cost to operate and maintain schools in the PRC; and (iii) the amount of our operational, business development and capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) substantially curtail our operations; (ii) limit our marketing efforts; and (iii) delay the future acquisition of schools in the PRC.  Such reductions could materially adversely affect our business and our ability to compete in future periods.

Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for obtaining the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

If we are not able to continue to attract students to enroll in our programs, our net revenues may decline and we may not be able to maintain profitability.

The success of our business largely depends on the number of student enrollments in our programs and the amount of tuition and other fees that our students are willing to pay. Therefore, our ability to continue to attract students to enroll in our programs without a significant decrease in per student tuition and other fees is critical to the continued success and growth of our business. This will depend on several factors, including our ability to develop new programs and enhance existing programs to respond to changes in market trends and student demands, expand our geographic reach, manage our growth while maintaining the consistency of our teaching quality, effectively market our programs to a broader base of prospective students, develop and license additional high-quality educational content and respond to competitive pressures. If we are unable to continue to attract students to enroll in our programs without a significant decrease in per student tuition and other fees, our net revenues may decline and we may not be able to maintain profitability, either of which could result in a material adverse effect on our business, results of operations and financial condition.

If we are not able to continue to attract and retain qualified education professionals, we may not be able to maintain consistent teaching quality at our school and our business and results of operations may be materially and adversely affected.

We may not be able to manage our business expansion and increasingly complicated operations effectively, which could harm our business.

We plan to expand, both through acquisitions and internal growth, and we plan to continue to expand our operations in different geographic areas as we address growth in our customer base and market opportunities. We plan to acquire a number of schools to add to our acquisition of Shaoxing High School, although we do not have any firm commitments at this time for any future acquisitions and there are no assurances we will acquire additional schools.  If our planned expansion is successful, it will result in substantial demands on our management and  personnel and our operational, technological and other resources. To manage the expected growth of our operations and personnel, we will be required to expand our existing operational, administrative and technological systems and our financial systems, procedures and controls, and to expand, train and manage the planned growth in our employee base. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, or that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate entities we acquire into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our financial condition and results of operations.

Our growth strategy is dependent in significant part on our ability to make strategic acquisitions and investments and to establish and maintain strategic relationships. Our failure to do so could have a material adverse effect on our market penetration, revenue growth and future prospects.

As a significant part of our growth strategy, we intend to make strategic acquisitions and investments to help fuel future growth. In the future, we may also establish and maintain joint ventures and strategic relationships with third parties. Our strategic acquisitions and investments and any joint ventures and strategic relationships with third parties may not be beneficial for our business. If we are unable to pursue successfully our future acquisition strategy, our plans for further market penetration, revenue growth and improved results of operations could be harmed. Strategic acquisitions, investments and relationships with third parties involve substantial risks and uncertainties, including:

•	Our ability to identify and acquire targets in a cost-effective manner;
•	Our ability to obtain approval from relevant governmental authorities for the acquisitions and comply with applicable rules and regulations for such acquisitions;
•	Potential ongoing financial obligations in connection with acquisitions;
•	Potential unforeseen or hidden liabilities, including litigation claims or tax liabilities, associated with acquired companies or schools;
•	The diversion of resources and management attention from our existing businesses;
•	Failure to achieve the intended objectives, benefits or revenue-enhancing opportunities expected from the acquisitions;
•	Potential loss of, or harm to, employee or customer relationships as a result of ownership changes

If any one or more of these risks or uncertainties were to occur or if any of the strategic objectives we contemplated is not achieved, our ability to manage our business could be impaired. It could result in our failure to derive the intended benefits of our acquisition of Shaoxing High School or otherwise have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully integrate businesses that we acquire, which may cause us to lose anticipated benefits from such acquisitions and to incur significant additional expenses.

It is challenging to integrate business operations, infrastructure and management philosophies of acquired schools and companies. The benefits of our acquisition of Shaoxing High School and future acquisitions depend in significant part on our ability to integrate technology, operations and personnel. The integration of acquired schools and companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt our business and operations. The main challenges involved in integrating acquired entities include the following:

•	Ensuring and demonstrating to our students that the acquisitions will not result in adverse changes in service standards or business focus;
•	Consolidating and rationalizing corporate IT and administrative infrastructures;
•	Retaining qualified education professionals of our acquired entities;
•	Consolidating service and product offerings;
•	Coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;
•	Preserving strategic, marketing or other important relationships of the acquired entity and resolving potential conflicts that may arise with our key relationships; and
•	Minimizing the diversion of management attention from ongoing business concerns.

We may not successfully integrate our operations and the operations of entities we acquire in a timely manner, or at all, and we may not realize the anticipated benefits or synergies of the acquisitions to the extent, or in the timeframe, anticipated, which would have a material adverse effect on our results of operations.

Our business depends on our ability to attract and retain senior management and other key personnel and our business may be harmed if we are unable to do so.

Our future success depends heavily upon our ability to attract and retain senior management including qualified professional educators. While we intend to recruit and hire qualified professional educators, if we are unable to fill these positions easily or at all, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose teachers, students, key professionals and staff members. Competition for experienced management personnel in the private education sector is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of the senior executives or key personnel we need, or attract and retain high-quality senior executives or key personnel in the future, which could have a material adverse effect on our business and results of operations.

Failure to adequately and promptly respond to changes in curriculum, testing materials and standards could cause our services and products to be less attractive to our students.

There are continuous changes in the focus of the subjects and questions tested on ZhongKao and GaoKao in China, and the format of the tests and the manner in which the standardized tests are administered. These changes require us to continually update and enhance our curriculum, test preparation materials and our teaching methods. Any inability to track and respond to these changes in a timely and cost-effective manner would make our services and products less attractive to students, which may materially and adversely affect our reputation and ability to continue to attract students without a significant decrease in per student tuition and other fees. Further, we understand the Ministry of Education has been discussing reforms to curriculum of middle and high school. Therefore, school curriculum will likely undergo changes and our tutoring and test preparation programs and materials will need to adapt to such changes.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which may cause interruptions to business operations of the affected schools, tutoring centers, colleges and career enhancement centers and adversely affect our financial results.

Shaoxing High School leases the buildings and land it uses to operate its school from RGB Trading, a related party. As a result, we are dependent on the property rights of this property held by RGB Trading to enable Shaoxing High School to use these facilities. We cannot assure you that RGB Trading has the relevant land use right certificates or building ownership certificates of the premises they lease to us or otherwise have the right to lease the premises to us.

As of the date of this report, we are not aware of any actions, claims or investigations being contemplated by the competent governmental entitles with respect to the defects in our leased real properties. However, if we are unable to use the existing properties, enter new leases or renew our current leases in a timely basis and on terms favorable to us, our business, results of operations and financial condition could be materially adversely affected.

All aspects of our business are subject to extensive regulation in China, we may not be in full compliance with these regulations and our ability to conduct business is highly dependent on our compliance with this regulatory framework. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

The Chinese government regulates all aspects of our business and operations, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, standards for the operations of schools and foreign investments in the education industry. The laws and regulations applicable to the education sector are subject to frequent change, and new laws and regulations may be adopted, some of which may have a negative effect on our business, either retroactively or prospectively.

PRC laws and regulations currently prohibit foreign ownership of elementary and middle schools for students in grades one to nine in the PRC. Accordingly, our wholly-owned subsidiaries in China, which are considered foreign-invested, are currently ineligible to apply for such education licenses in China.

We conduct our school business in China through contractual arrangements between Hangzhou Technology, our principal operating subsidiary in China, and Shaoxing High School, and its shareholder RGB Trading. Shaoxing High School holds the required licenses and permits necessary to conduct our education business in China and to operate our Middle and high school. We have been and expect to continue to be dependent on Shaoxing High School to operate the schools which form the basis of our business.

If our ownership structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations or we fail to obtain any of the required permits or approvals, the relevant PRC regulatory authorities including the MOE, the Ministry of Commerce, or MOFCOM which regulate the education industry and foreign investment in China, respectively, would have broad discretion in dealing with such violations, including:

•	Revoking the business and operating licenses of our PRC subsidiary and affiliated entities;
•	Discontinuing or restricting the operations of any related-party transactions among our PRC subsidiary and affiliated entities;
•	Imposing fines or other requirements with which we or our PRC subsidiary and affiliated entities may not be able to comply;
•	Revoking the preferential tax treatment enjoyed by Shaoxing High School;
•	Requiring us or our PRC subsidiary and affiliated entities to restructure the relevant ownership structure or operations; or
•
Restricting or prohibiting our use of the proceeds of any future capital raising efforts to finance our business and operations in China, especially expansion of our business through strategic acquisitions.

As of the date of this report, similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. To our knowledge, none of the penalties listed above has been imposed on any of those public companies, including companies in the education industry. However, we cannot assure you that such penalties will not be imposed on any other companies or us in the future. If any of the above penalties is imposed on us, our business operations and expansion, financial condition and results of operations will be materially and adversely affected.

The tuition, accommodation and other fees charged by the Shaoxing High School and student enrollment at this school is subject to regulation by the Chinese government, and our revenue is highly dependent on the level of these fees and our student enrollment.

Chinese regulators have broad powers to regulate the tuition, accommodation and other fees charged by primary, secondary and other schools and student enrollment levels at these schools. As a result, new regulations could adversely impact the fees we expect to receive from the Shaoxing High School to which we provide management services. The tuition, accommodation and other fees charged by the Shaoxing High School is subject to various price controls administered by local price-control authorities. In light of the substantial increase in tuitions and other education-related fees in China in recent years, China’s price-control authorities may impose stricter price control on tuition changes in the future. As of the date of this report, there is no indication from the MOE or the relevant authorities that the government would significantly change the tuition charges or student annual enrollment quotas. If the tuition charges were to be decreased or if they were not allowed to increase in line with increases in our costs because of the actions of China’s administrative price controls or if student enrollments at private schools were restricted, our net revenue and profitability would be materially adversely affected.

It may be difficult for you to enforce any judgment obtained in the United States against our company, which may limit the remedies otherwise available to our shareholders.

Substantially all of our assets are located outside the United States. Almost all of our current operations are conducted in China. As a result, if you are successful in bringing an action against us, the laws of the PRC may render you unable to enforce a judgment against our assets. The PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against us than would shareholders of a corporation whose operations were located in the United States.

Risks related to doing business in China

PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the education or career enhancement market, which could harm our business.

Substantially all of our operations are conducted in China, and all of our net revenues are derived from China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake are subject, to a significant extent, to economic, political and legal developments in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our services and products depends, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause a decrease in enrollment in the Shaoxing High School, which in turn could reduce our net revenues.

Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China or the education or career enhancement market, which could harm our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us. China’s social and political conditions may also not be as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

Uncertainties with respect to the PRC legal system could harm us.

Our operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value. China Education is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some-time after the violation has occurred. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Hangzhou Technology is subject to restrictions on making dividends and other payments to us or any other affiliated company.

We are a holding company and will rely principally on dividends paid by Chinese subsidiary Hangzhou Technology for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiary’s income in turn depends on the service and other fees paid by the Shaoxing High School. Current PRC regulations permit Hangzhou Technology to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, Hangzhou Technology may only distribute dividends after it has made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends. In addition, under the New CIT Law, which became effective on January 1, 2008, dividends paid to us by Hangzhou Technology are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC subsidiary.

The PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us.

To date, Hangzhou Technology has not paid dividends to us. In the near future, we do not expect to receive dividends from Hangzhou Technology because its accumulated profits are expected to be used for its own business or expansion. If we are unable to extract the earnings and profits of our schools, it could have a material adverse effect on our liquidity and financial condition.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to Hangzhou Technology, which could harm our liquidity and our ability to fund and expand our business.

We may make loans to our PRC subsidiary and VIE or we may make additional capital contributions to our PRC subsidiary. Any loans to our PRC subsidiary or consolidated PRC affiliated entities are subject to PRC regulations. For example:

•
Loans by us to Hangzhou Technology to finance its activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE, or its local counterparts; and

•	Loans by us to Shaoxing High School, which is a domestic PRC entity, must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts

We may also decide to finance Hangzhou Technology by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterparts. We are not likely, however, to finance the activities of Shaoxing High School by means of capital contributions due to regulatory issues related to foreign investment in domestic PRC entities, as well as the licensing and other regulatory issues discussed in the “Regulation” section of this report. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to Hangzhou Technology. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In addition, on August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of its capital contribution in foreign currency into RMB. The notice requires that the capital of a foreign-invested company settled in RMB converted from foreign currencies shall be used only for purposes within the business scope as approved by the authorities in charge of foreign investment or by other competent authorities and as registered with the Administration for Industries and Commerce and, unless set forth in the business scope or in other regulations, may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the capital of a foreign-invested company settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, including heavy fines. As a result, Circular 142 may significantly limit our ability to  capitalize our PRC operations, which could adversely affect our ability to invest in or acquire any other PRC companies.

Presently Hangzhou Technology is not a registered as an investment company. We do not intend to turn this company into an investment company because to do so this company would have to satisfy criteria promulgated by MOFCOM and be approved by MOFCOM or its provincial counterparts before registration with the administration for industries and commerce, which is difficult to accomplish and time consuming. As a result, if we were to invest funds into Hangzhou Technology as increased registered capital, we could not convert such proceeds into RMB to fund acquisitions of additional schools, and our ability to expand our business may be adversely affected.

It is unclear whether we will be considered a PRC “resident enterprise” under the New CIT Law and, depending on the determination of our PRC “resident enterprise” status, dividends paid to us by our PRC subsidiary may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our common stock or ordinary shares may be subject to PRC withholding tax on dividends paid by us and gains realized on their transfer of our common stock or ordinary shares.

The New CIT Law and its Implementing Regulations, which became effective on January 1, 2008, provide that enterprises established outside of China whose “de facto  management bodies” are located in China are considered “resident enterprises.” Although the Implementing Regulations of the PRC CIT Law define the term “de facto  management bodies” as a body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise, currently there are no further detailed rules or precedents applicable to us governing the procedures and specific criteria for determining “ de facto  management body” and it is still unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are treated as a PRC “resident enterprise,” however, we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations and our income tax expenses will increase and the amount of dividends, if any, we may pay to our shareholders and ADS holders may be decreased, although dividends distributed from our PRC subsidiary to us could be exempt from the PRC dividend withholding tax, since such income is exempted under the New CIT Law and its Implementing Regulations to a PRC resident recipient.

In addition, if we are considered a PRC “resident enterprise,” dividends we pay with respect to our common stock or ordinary shares and the gains realized from the transfer of our common stock or ordinary shares may be considered income derived from sources within the PRC and be subject to PRC withholding tax.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Because substantially all of our revenue is denominated in RMB, restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund any business activities we may have outside China or to make dividend payments to our shareholders in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of SAFE is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Fluctuations in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 21% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 31, 2010. Recently, the PRC has decided to proceed further with reform of the RMB exchange regime and to enhance the RMB exchange rate flexibility. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the RMB against the U.S. dollar.

Any significant revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Consequently, appreciation or depreciation in the value of the RMB relative to the U.S. dollar could materially adversely affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Recent PRC regulations relating to offshore investment activities by PRC residents and employee stock options granted by overseas-listed companies may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If our shareholders who are PRC residents, or our PRC employees who are granted or exercise stock options, fail to make any required registrations or filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

In 2005, SAFE promulgated regulations that require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies, will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file or update the registration with the local branch of SAFE, with respect to that offshore company, any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot provide any assurances that all of our shareholders who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth in the SAFE regulations may subject Hangzhou Technology to fines and legal sanctions, restrict our cross-border investment activities, or limit Hangzhou Technology’s ability to distribute dividends to or obtain foreign-exchange dominated loans from our company.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and obtaining foreign currency denominated borrowings, which may harm our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

The New M&A Rules establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisition in China.

The New M&A Rules that became effective on September 8, 2006 established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could materially adversely affect our ability to grow our business through acquisitions in China.

We do not have business insurance coverage in China, which could harm our business.

We could be held liable for accidents that occur at Shaoxing High School. In the event of on-site food poisoning, personal injuries, fires or other accidents suffered by students or other people, we could face claims alleging that we were negligent, provided insufficient supervision or instruments or were otherwise liable for the injuries. Such accidents may adversely affect our reputation and financial results. The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations. Any business disruption, litigation or natural disaster would result in substantial costs and diversion of our resources.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. In April 2009, an outbreak of the H1N1 virus, also commonly referred to as “swine flu,” occurred in Mexico and has spread to other countries. Cases of swine flu have been reported in Hong Kong and mainland China. The Chinese government and certain regional governments within China have enacted regulations to address the H1N1 virus specifically within the education services market, which may have an effect on our business. If the outbreak of swine flu were to become widespread in China or increase in severity, it could have an adverse effect on economic activity in China, and could require the temporary closure of Shaoxing High School. Such events could severely disrupt our business operations and harm our results of operations. Any future natural disasters or health epidemics in the PRC could also have a material adverse effect on our business and results of operations.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008. The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially adversely affecting our financial condition and results of operations.

Risks related to our common stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

We have a trading symbol for our common stock, USCC, which permits our shares to be quoted on the OTC Bulletin Board. However, our stock has been thinly traded since approval for the quotation of our common stock.  Consequently, there can be no assurances as to whether:

•	any market for our shares will develop;
•	the prices at which our common stock will trade; or
•	the extent to which investor interest in us will lead to the development of an active, liquid trading market.

Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.  In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of us and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

The tradability of our common stock is limited under the penny stock regulations which may cause the holders of our common stock difficulty should they wish to sell the shares.

Because the quoted price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Our controlling stockholders may take actions that conflict with your interests.

Four shareholders beneficially own approximately 99% of our common stock.  In this case, these shareholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This report includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	Our operations which are based on the Shaoxing High School Control Arrangements which have a term of only 20 years.
•
Our reliance on contractual arrangements with Shaoxing High School and its shareholder for all of our China operations, which may not be as effective in providing operational control as direct ownership.

•	Potential conflicts of interest RGB Trading may have with us.
•	Possible investigations of the Shaoxing High School by regulatory agencies.
•	Adverse tax consequences of our contractual arrangements with Shaoxing High School and RGB Trading.
•	Our ability to obtain sufficient capital to fund our current operations and planned expansion strategy.
•	Our ability to continue to attract students to enroll in our programs.
•	Our ability to effectively manage our business expansion and increasingly complicated operations.
•	Our ability to implement our growth strategy and make strategic acquisitions and investments and to establish and maintain strategic relationships.
•	Our ability to successfully integrate businesses that we acquire.
•	Our ability to attract and retain senior management and other key personnel.
•	Our ability to adequately and promptly respond to changes in curriculum, testing materials and standards.
•	Our legal right to lease certain properties could be challenged by property owners or other third parties.
•	Our ability to comply with PRC laws and regulations which currently prohibit foreign ownership of elementary and middle schools for students in grades one to nine in the PRC.
•	Our ability to increase rates for tuition, accommodation and other fees due to regulation by the Chinese government.
•	It may be difficult for you to enforce any judgment obtained in the United States against our company, which may limit the remedies otherwise available to our shareholders.
•	Economic, legal restrictions and business conditions in China.
•	New labor laws in the PRC.

You should read thoroughly this report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in “Risk Factors.” Other sections of this report include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the nine months ended September 30, 2010 and September 30, 2009 should be read in conjunction with the financial statements and the notes to those statements that are included in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form 8-K.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We operate the Shaoxing High School, a private primary education school for grades seven through twelve in Shaoxing County located in the Zhejiang Province in China. Shaoxing High School offers unified national core curriculums such as Chinese, mathematics, physics, English, history, biology, and related primary courses. Established in 2002, Shaoxing High School operates on a 25 acre campus and offers 57 classes across six grades.

Due to PRC regulatory restrictions on foreign investments in education for students in grades one to twelve, we conduct our business in the PRC through contractual arrangements among China Education, Hangzhou Technology, and the Shaoxing China Textile City High School (“Shaoxing High School”), which is owned by RGB Trading.  Shaoxing High School is treated by as a variable interest entity, a domestic PRC company in which we do not have direct or controlling equity interest but whose historical financial results have been consolidated in our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).

We have entered into a series of agreements with the Shaoxing High School and its shareholders. These agreements provide us substantial ability to control the Shaoxing High School and its shareholders, and we have obtained an option to purchase all of the equity interests of the Shaoxing High School.

On December 31, 2010, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) among us, Andrew Chien, China Education and its shareholders who owned 100% of the outstanding shares of China Education (the “China Education Shareholders”).  Under the Share Exchange Agreement, we exchanged 14,800,000 shares of our common stock representing 92.1% of our outstanding stock, subsequent to the exchange, for 100% of the issued and outstanding common stock of China Education (the “Share Exchange”). As a result of the consummation of the Share Exchange, China Education now is a wholly-owned subsidiary of ours.  Also, in connection with the acquisition of China Education, we entered into a Consulting Agreement dated December 31, 2010 with China Direct Investments, Inc. and its affiliates (“China Direct”) for services provide to us in connection with this acquisition.  We issued China Direct 4,740,694 shares of our common stock as compensation for these services.

Prior to completion of the acquisition of China Education on December 31, 2010, we transferred all of our assets and liabilities to our wholly-owned subsidiary, China Bull Holdings, Inc. and appointed Andrew Chien as general manager of this company.  In addition, China Bull Holdings, Inc. entered into a management agreement with China Bull Management, Inc. to manage all aspects of the operations of China Bull Holdings, Inc.  Andrew Chien is a principal shareholder of China Bull Management, Inc.

Results of Operations

The following discussion of our financial condition and results of operation for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009 and 2008 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report.  Our results for the nine months ended September 30, 2010 are not necessarily indicative of the results that should be expected for the full year.

For the nine months ended September 30, 2010 compared to 2009

Net revenues for the nine months ended September 30, 2010 were $2.9 million, an increase of $0.6 million, or 24.7%, compared to the same period in 2009.  The increase is mainly due to an increase in student enrollment in 2010.  Student enrollment for the first semester, which generally runs from January through June, increased by 31%, from 2,038 students in 2009 to 2,672 students in 2010.

Cost of revenues, which is mainly comprised of teachers’ compensation and benefits, was $1.1 million for the nine months ended September 30, 2010, an increase of 28.1% over the same period in 2009.  This increase is primarily due to compensation expense for additional teachers resulting from the increase in student enrollment.

General and administrative expenses increased by $0.3 million, or 32.6%, in the first nine months of 2010 as compared to 2009.  The increase is mainly due to higher costs for brochures and materials to market some of our new education programs, increased facility repair costs and higher compensation and benefits of administrative staff.

Our net income increased by 15%, from $0.6 million to $0.7 million, as the increase in revenues was largely offset by higher cost of revenues and general and administrative expenses.

For the year ended December 31, 2009 compared to 2008

Net revenues in 2009 were $3.3 million, an increase of $0.4 million, or 13.3%, compared to 2008.  The increase is due to higher enrollment, as the average number of enrolled students in 2009 was 2,373, compared to 1,979 in 2008, an increase of 20%, partially offset by a 5.6% decrease in average revenues per student.

Cost of revenues increased by $0.2 million to $1.3 million in 2009, mainly due to a 21% increase in teachers’ compensation and benefits.

General and administrative expenses decreased by $0.1 million, or 8.2%, in 2009 as compared to 2008.  The decrease is mainly due to the absence in 2009 of certain membership fees, renovation costs and other expenses incurred in 2008.

Our net income in 2009 was $0.8 million, which represents a 49% increase over net income in 2008.  The increase is due to higher revenues and lower general and administrative expenses.

Liquidity and Capital Resources

As of September 30, 2010, we had net working capital of approximately $0.5 million, exclusive of $2.0 million of deferred revenue, compared to a working capital deficit of $0.1 million (exclusivie of $1.3 million of deferred revenue) as of December 31, 2009.

Our primary uses of cash have been for teacher and other employee compensation, selling and marketing expenses and facility related expenses. Our primary sources of cash have been revenues from student tuition and dormitory fees.

We expect that our cash on hand and cash flow from operations will be sufficient to sustain our operations for at least the next twelve months.  However, the following trends are reasonably likely to require us to raise additional capital.

•	An increase in working capital requirements to finance the growth of Shaoxing High School;
•	Acquisitions of additional schools, with related increases to capital expenditures, marketing and administrative expenses to support the growth of our company;
•	The costs for recruitment and retention of additional management and personnel to support our operations and expansion plans; and.
•	The additional costs, including legal accounting and consulting fees, of being a public company and the related compliance activities.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes.  The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  Based on this definition, we have identified the critical accounting policies and judgments addressed below.  We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in note 2 to our financial statements.  Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available.  Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Revenue recognition

Revenues for educational programs and services are recognized when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery of the products and/or services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collectability is reasonably assured.  Tuition and dormitory fees are generally paid in advance, and revenue is recognized ratably as the services are rendered.

Variable Interest Entities

Pursuant to Section 810-10 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), we are required to include in our consolidated financial statements the financial statements of variable interest entities.  ASC 810-10 requires a variable interest entity (“VIE”) to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns.  Variable interest entities are those entities in which we, through contractual arrangements, are the primary beneficiary of the entity whereby we bear the risk of, and enjoy the rewards normally associated with, ownership of the entity.

Shaoxing High School is considered a VIE and we are the primary beneficiary.  On November 25, 2010, we and Hangzhou Technology entered into agreements with Shaoxing High School pursuant to which we (i) exercise effective control over Shaoxing High School by having its shareholders pledge their respective equity interests in the Shaoxing High School to us and entrust all the rights to exercise their voting power over their ownership to us (ii) receive 65% of  Shaoxing High School’s pre-tax profits (90% if no taxes are paid) in consideration for technical support, marketing and management consulting services provided by Hangzhou Technology to the Shaoxing High School; and (iii) have an exclusive option to purchase all or part of the equity interests in the Shaoxing High School and all or part of the equity interest in its subsidiaries, as well as all or part of the assets of the Shaoxing High School, in each case when and to the extent permitted by applicable PRC law.

Recent Accounting Pronouncements

Accounting Standards Codification (“ASC”) Topic 860, Accounting for Transfers of Financial Assets (“ASC Topic 860”), eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. This pronouncement is effective for China Education in fiscal 2011. The adoption of ASC Topic 860 is not expected to have a material effect on our consolidated financial statements.

ASC Topic 810, Amendments to FASB Interpretation: Consolidation of Variable Interest Entities (“ASC Topic 810”), requires an analysis to determine whether a variable interest gives an enterprise a controlling financial interest in a variable interest entity.  This pronouncement requires an ongoing reassessment of whether an enterprise is the primary beneficiary of a variable interest entity.  This pronouncement is effective beginning in fiscal 2011.  The adoption of ASC Topic 810 is not expected to have a material effect on our consolidated financial statements.

ASC Topic 855, Subsequent Events (“ASC Topic 855”), establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the date the financial statements are issued or available to be issued.  ASC Topic 855 requires companies to reflect in their financial statements the effects of subsequent events that provide additional evidence about conditions at the balance sheet date. In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-09 – Subsequent Events (Topic 855) — Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”). ASU 2010-09 provides amendments which clarify that SEC filers are not required to disclose the date through which subsequent events have been evaluated.  The adoption of this guidance had no impact on our consolidated financial statements.

In April 2010, the FASB issued ASU No. 2010-12, Income Taxes (Topic 740) – Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (“ASU 2010-12”). ASU 2010-12 addresses changes in accounting for income taxes resulting from the recently issued Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

PROPERTIES

 Description of Property

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a "land use right". There are four methods to acquire land use rights in the PRC: (1) grant of the right to use land; (2) assignment of the right to use land; (3) lease of the land use right; and (4) allocated land use rights.  In comparison with Western common law concepts, granted land use rights are similar to life estates and allocated land use rights are in some ways similar to leaseholds. Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the typical case in Western nations, granted land must be used for the specific purpose for which it was granted.  Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

RGB Trading holds the following PRC certificates of ownership of property which indicates:

Certificate No.	How held	Location	Purpose	Area (sq.m.)	Registration date
Shaoxing County government land registration number（2005）NO.12-38	Leased	Qixian Town, Zhuyi Village, South Che Bay	For education	71548.7	Apr-2005
Shaoxing County government land registration number（2005）NO.12-39	Leased	Qixian Town, Zhuyi Village, South Che Bay	For education	31171.3	Apr-2005
Shaoxing County government building registration number NO. 38217	Leased	Keqiao Qiantao Road South, East Lake Road West,(Qixian Zhuyi Village) Building #1	For education & dormitory	7089.12	Dec-2008
Shaoxing County government building registration number NO. 38218	Leased	Keqiao Qiantao Road South, East Lake Road West,(Qixian Zhuyi Village) Building #3	For education & dormitory	7550.47	Dec-2008
Shaoxing County government building registration number NO. 38219	Leased	Keqiao Qiantao Road South, East Lake Road West,(Qixian Zhuyi Village) Building #4	For education	4825.85	Dec-2008
Shaoxing County government building registration number NO. 38220	Leased	Keqiao Qiantao Road South, East Lake Road West,(Qixian Zhuyi Village) Building #5	For education	8834.80	Dec-2008
Shaoxing County government building registration number NO. 38221	Leased	Keqiao Qiantao Road South, East Lake Road West,(Qixian Zhuyi Village) Building #6	For education	4825.85	Dec-2008
Shaoxing County government building registration number NO. 38222	Leased	Keqiao Qiantao Road South, East Lake Road West,(Qixian Zhuyi Village) Building #2	For education & dormitory	7089.12	Dec-2008

Shaoxing High School operates on a 25 acre (102,720 square meter) campus.  The campus is comprised of two academic buildings, one technology center, two student dormitories, and one cafeteria building totaling approximately 40,215 square meters of space.  The technology center includes a computer center that is equipped with approximately 200 computers and scientific labs used for biology, chemistry and physics. In addition, Shaoxing High School has a library, an auditorium, fully functional music rooms, a gymnasium and an outdoor sports arena that includes a 400 meter track and field, six basketball courts and three tennis courts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At December 31, 2010, upon completion of our acquisition of China Education, we had 20,806,150 shares of common stock issued and outstanding.  The following table sets forth information known to us as of December 3, 2010 relating to the beneficial ownership of shares of our voting securities by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock;
•	each director;
•	each named executive officer; and
•	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 639 N.W. 38th Circle, Boca Raton, FL  33431.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Andrew Chien(1)	266,232	1.28%
Joel Mason(2)	-	-
All officers and directors as a group (two persons)
China Direct Industries, Inc.(3)	5,498,818	26.43%
Invictus Advisory Associates, Inc.	10,000,000	48.06%
Shaoxing Red Green Blue Trading Co., Ltd. (4)	4,800,000	23.07%

(1)	Mr. Chien is our former chief executive officer and a member of the Board of Directors.
(2)	Mr. Mason is the chief executive officer of our company and a member of the Board of Directors.
(3)
The number of securities beneficially owned by China Direct Industries, Inc. and its subsidiaries includes: 3,128,471 shares of our common stock owned of record by China Direct Investments, Inc.; 1,185,174 shares of our common stock owned of record by CDI Shanghai Management Co.; and 1,185,173 shares owned of record by Capital One Resource Co., Ltd., all of which are subsidiaries of China Direct Industries, Inc. James Wang Ph.D., has voting and dispositive control over securities held by China Direct Investments, Inc. whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441

(4)	Guotong Chen has voting and dispositive control over the securities held by Shaoxing Red Green Blue Trading Co., Ltd.

DIRECTORS AND EXECUTIVE OFFICERS

In connection with the change of control of the Company described in Item 5.01 of this Current Report on Form 8-K, we have appointed the following individuals to serve as our executive officers and directors:

Name	Age	Positions
Joel Mason	72	Chief Executive Officer and Chairman of the Board of Directors
Andrew Chien	65	Director

Joel Mason. Mr. Mason was appointed as our Chief Executive Officer and a member of our Board of Directors in December 2010.  Since February 2005 Mr. Mason, a certified public accountant, has been employed by MGC Financial Services LLC, a hospitality consulting practice and general business and accounting business he acquired in 2005.   From 1969 to 1982 Mr. Mason practiced as a certified public accountant in New York and was a founding partner of Mason Raich & Company, an accounting firm now known as Raich Ende Lerner CPA Group.  From 1982 to 1992 he was President of NHC Hospitality Group, and from 1992 until 1996 he was Vice President of Commercial Real Estate for Grenadier Realty, a division of Starret Housing Corp.  Following the sale of that company, from 1996 to 2002 he was a consultant for Scotto Brothers, a Long Island, New York restaurant group, in the area of real estate development.  Mr. Mason received his B.S. in Accounting from the NYU School of Commerce in 1960.  He has been a licensed certified public accountant in New York since 1969 and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.  It is anticipated that he will devote approximately 25% of his time and affairs to our business and operations.

Andrew Chien.  Mr. Chien has been a member of our Board of Directors since founding our company in April 2006 and served as our Chief Executive Officer and Chief Financial Officer from April 2006 until December 2010. Mr. Chien has served as a director, Chief Executive Officer and Chief Financial Officer of Fangxing Holding Inc., a public company, since founding that company in December 2009 and as Secretary of USChina Taiwan Inc. since November 2010.  USChina Taiwan, a public company, was formerly our subsidiary. Since 1998, Mr. Chien has been a private investor. From 1995 to 1998, Mr. Chien was a senior manufacturing engineer for Gerber Scientific Products, Inc., Connecticut. Mr. Chien was born in China and received his Bachelor of Science degree in Jiangsu Institute of Technology, Zhengjiang, Jiangsu, China in 1968 and a Masters degree in Mathematics at the University of Rhode Island in 1988.

Director Qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led to our conclusion that such person should be serving as a member of our Board of Directors as of the date of this report in light of our business and structure.  In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collectively skills and experience of our Board members are well suited to guide us as we make the transition from a company with limited operations to a company which seeks to expand through acquisitions.

Joel Mason.  Mr. Mason has over 40 years of accounting experience and will be instrumental in our transition from a private company with limited operations to a company which seeks to expand through acquisitions.

Andrew Chien.  Mr. Chien is the founder of our company and will be instrumental in assisting in the transition of the company to new management.

Committee of our Board of Directors

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole.  Because we have only two directors, neither of which is independent, we believe that the establishment of these committees would be more form over substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.  Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.  In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Mr. Mason is considered an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in 2010 and 2009 for our then principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at June 30, 2010. The value attributable to any option awards is computed in accordance with FASB ASC Topic 718.

Summary Compensation Table (USChina Channel)
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Andrew Chien(1)	2010	-	-	--		-	-	-	-	-
	2009	-	-	-		-	-	-	-	-

Kin Yuet Li	2010	-	-
	2009			$5,000	(2)					$5,000	(2)

(1)  Mr. Chien was appointed as our Chief Executive Officer in January 2006 and resigned on December 31, 2010 in connection with our acquisition of China Education.

(2)           Mr. Li was our corporate secretary until December 31, 2010 and was awarded 2,500 shares of our unregistered common stock in November 2009 as compensation.

Mr. Chien resigned as our Chief Executive Officer and Chief Financial Officer in connection with our purchase of China Education. Mr. Chien will become the general manager of our subsidiary, China Bull Holding, Inc. and through China Bull Management, Inc., a company he controls, will manage all aspects of our corporate management services business.  The agreement is for an indefinite term and may be terminated by us, with or without cause at any time.  China Bull Management, Inc. is entitled to compensation equal to all net revenues of the corporate management services business.  Prior to the purchase of China Education by us, Mr. Chien’s compensation has not been fixed or based on any percentage calculations. He has made all decisions determining the amount and timing of his compensation and has received the level of compensation each month that permitted us to meet our immediate obligations.

The following table sets forth information concerning cash and non-cash compensation paid by China Education to Mr. Mason for each of the fiscal two years ended December 31, 2009 and December 31, 2008. No executive officer of ours or any of our subsidiaries received compensation in excess of $100,000 for any of those two years.

Summary Compensation Table (China Education and Shaoxing High School)
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Joel Mason(1)	2009	-	-	--	-	-	-	-	-
	2008	-	-	-	-	-	-	-	-

Guotong Chen	2009	29,236	14,618	-	-	-	-	-	43,854
	2008	28,726	14,363	-	-	-	-	-	43,090

Wenzheng Chen	2009	29,236	14,618	-	-	-	-	-	43,854
	2008	28,726	14,363	-	-	-	-	-	43,090

(1) Mr. Mason was appointed as our Chief Financial Officer and Chairman of the Board on December 31, 2010 and will be paid a salary of $3,000.00 per month beginning on January 1, 2011. There is no specific term of Mr. Mason’s employment with us.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officer outstanding as of December 31, 2010:

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Joel Mason	-	-	-	-	-	-	-	-	-
Andrew Chien	-	-	-	-	-	-	-	-	-

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  Neither Mr. Chien who was an executive officer of our company during 2010 nor Mr. Mason who was elected to the Board of Directors on December 31, 2010, received any compensation specifically for his services as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2002, Shaoxing High School entered into a lease agreement with RGB Trading, Shaoxing High School’s sole shareholder, which covers approximately 102,720 square meters of land and 40,215 square meters of building space.  This lease which expired on December 31, 2010, provided for a total amount of approximately $2,871,167 to be paid over the term of the agreement.  In November 2010, the Company entered into a new lease with RGB Trading for this property with a 10 year term expiring on December 31, 2020.  The November 2010 lease provides for an annual rent of approximate $440,115.  Shaoxing High School agreed to pay the total amount of rent in advance for the terms of the agreement and the Company will amortize the prepaid rent over the 10 year term of the November 2010 lease.

In July 2002, Shaoxing High School entered into an education service agreement with Zhejiang Red Green Blue Education Group Co., Ltd. (“RGB Education”), a related party, to provide education services during the period beginning August 1, 2002 through December 31, 2010.  Under the terms of the agreement, Shaoxing High School agreed to pay RGB Education a total amount of approximately $1,367,222 for the provided services.  In November 2010, the education service agreement was renewed for another 10 years, providing for an annual service fee of approximately $149,296 and will expire on December 31, 2020.  Shaoxing High School agreed to pay the total amount of education service fee in advance and the Company will amortize the prepaid expense over the term of the agreement.

We owe the following related parties certain amounts for loans they made to us for working capital purposes as follows:

	December 31, 2009	December 31, 2009	September 30, 2010
Due to Guotong Chen	$181,653	$51,064	$260,074
Due to Jie Chen	146,259	-	144,444
Due to Guolian Chen	73,129	72,948	74,648
	$401,041	$124,012	479,166

Mr. Guotong Chen is Chairman of the Board of Directors of Shaoxing High School and owns or controls RGB Trading and RGB Education. Jie Chen is the son of Guotong Chen and a member of the Board of Directors of Shaoxing High School.  Guolian Chen is the sister of Guotong Chen.  The advances from above related parties are unsecured, non-interest bearing and due upon demand.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted in the over-the-counter market on the OTC Bulletin Board under the symbol USCC. Our stock has thinly traded on the OTC Bulletin Board since its quotation on August 13, 2008.  The reported high and low last sale prices for the common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	Low	High
Fiscal 2009
Quarter ended September 30, 2008	$0	$0
Quarter ended December 31, 2008	$2.00	$2.00
Quarter ended March 31, 2009	$0	$0
Quarter ended June 30, 2009	$0	$0

Fiscal 2010
Quarter ended September 30, 2009	$0	$0
Quarter ended December 31, 2009	$2.00	$2.00
Quarter ended March 31, 2010	$2.00	$2.00
Quarter ended June 30, 2010	$0	$0

Fiscal 2011
Quarter ended September 30, 2010	$0	$0
Quarter ended December 31, 2010	$1.05	$1.05

The last sale price of our common stock as reported on the OTC Bulletin Board was $1.05 per share on December 21, 2010.  There have been no subsequent trades in our common stock.  As of December 31, 2010, there were approximately 29 record owners of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividend Policy

We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not be able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

RECENT SALES OF UNREGISTERED SECURITIES

Please see Item 3.02 - “Unregistered Sales of Equity Securities,” of this Current Report.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share.  As of December 31, 2010, there were 20,806,150 shares of common stock outstanding.

In October 2009 our Board of Directors approved the creation of a series of 10,000 shares of class A preferred stock and 50,000,000 shares of class B preferred stock.  We have not filed an amendment to our Articles of Incorporation to authorize these classes of stock.  No rights or preferences related to either class of the preferred stock were established or authorized to be established at the time of authorization and we do not intend to file a charter amendment or otherwise issue any of these shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock.  All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefore, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to our By-laws, our company is obligated to indemnify all directors, officers, employees, agents and representatives to the fullest extent permitted by Nevada law against all fines, liabilities, costs and expenses, including attorneys' fees. The Corporation's obligations of indemnification, if any, shall be conditioned on our receipt of prompt notice of the claim and the opportunity to settle and defend the claim. We are permitted to maintain insurance, at our expense, to protect the company and all officers and directors against fines, liabilities, costs and expenses, to the extent permitted by law.

In addition, pursuant to our Articles of Incorporation, our Directors and officers shall be released from personal liability for damages to us or our stockholders to the fullest extent permitted by Connecticut law.  We are also obligated to advance expenses to our Directors and officers to defend claims made against them because they were or are Directors or officers of our company and we are obligated to indemnify them liability for expenses incurred as a result of such claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Please see Item 9.01 - “Financial Statements and Exhibits” of this Current Report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”), located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and other reports, statements and information as required under the Securities Exchange Act of 1934, as amended.

The reports, statements and other information that we have filed with the SEC may be read and copied at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

Item 3.02      Unregistered Sale of Equity Securities

In May 2008 we issued 24,356 shares of our common stock to Mr. Chien, then our CEO, in satisfaction of $12,178 he had advanced to us for working capital.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the three months ended December 31, 2009 we issued an aggregate of 42,500 shares of our common stock valued at $85,000 as compensation for consulting services rendered to us.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act. The recipient was an accredited or otherwise sophisticated investor who had such knowledge and experience in business matters and was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company.

During the three months ended December 31, 2009 we also issued 2,500 shares of our common stock valued at $5,000 to our former corporate secretary as compensation for services to us.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

Under the Share Exchange Agreement described in Item 1.01 of this report, we exchanged 14,800,000 shares of our common stock for 100% of the issued and outstanding common stock of China Education.

In December 2010 we issued an additional 4,740,694 shares of our common stock to China Direct Investments, Inc. and its affiliates (“China Direct��? for services provided to us in connection with this transaction pursuant to a Consulting Agreement to provide services to us in connection with our acquisition of China Education.  Our award of 4,740,694 shares of our common stock was valued at approximately $5,000,000 based on the quoted market price of our common stock immediately prior to our acquisition of China Education.

In the issuances of our common stock to the shareholders of China Education and China Direct, the recipients were an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

Item 5.01     Changes in Control of Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03     Amendment to the Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective as of December 31, 2010, our Board of Directors elected to change our fiscal year from June 30 to December 31.

Item 9.01                      Financial Statements and Exhibits.

(a)
Financial statements of business acquired
The Audited Financial Statements of Shaoxing Textile City High School as of December 31, 2009 and 2008 and the Unaudited Financial Statements of Shaoxing Textile City High School as of September 30, 2010 and 2009 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

(b)
Pro forma financial information
The unaudited pro forma balance sheet as of September 30, 2010 and unaudited pro forma income statements for the nine month period ended September 30, 2010 and the year ended December 31, 2009 to give effect to the acquisition of China Education Schools, Ltd. are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(c)           Shell company transactions.

Included in this report are the audited financial statements of Shaoxing China Textile City High School for the years ended December 31, 2009 and 2008 and the unaudited pro forma financial information required by Article 11 of Regulation S-X for the nine months ended September 30, 2010.

(d)           Exhibits.

Exhibit No.	Description of Exhibit
10.2*	Lease Agreement dated July 28, 2002 between Shaoxing Red Green Blue Trading Co. Ltd and Shaoxing China Textile City High School.
10.3*	Education Service Agreement dated July 30, 2002 between Shaoxing China Textile City High School and Zhejiang Red Green Blue Education Group Co., Ltd.
10.4*	Lease Agreement dated November 12, 2010 between Shaoxing Red Green Blue Trading Co. Ltd. and Shaoxing China Textile City High School.
10.5*	Education Service Agreement dated November 12, 2010 between Shaoxing China Textile City High School and Zhejiang Red Green Blue Education Group Co., Ltd.
10.6*	Share Pledge Agreement dated November 25, 2010 between Hangzhou Kunjiang Education Technology Co., Ltd. and Shaoxing Red Green Blue Trading Co., Ltd.
10.7*	Power of Attorney dated November 25, 2010 between China Education Schools Co., Ltd and Guotong Chen.
10.8*	Call Option Agreement dated November 25, 2010 between Shaoxing Red Green Blue Trading Co., Ltd and China Education Schools Co., Ltd.
10.9*	Exclusive Cooperation Agreement dated November 25, 2010 between Hangzhou Kunjiang Education Technology Co., Ltd., Shaoxing Red Green Blue Trading Co., Ltd. and Shaoxing China Textile City High School.
10.10*	Consulting Agreement dated December 31, 2010 between USChina Channel, Inc., China Direct Investments, Inc., CDI Shanghai Management Co., Ltd., and Capital One Resource Co., Ltd.
10.11*	Service Agreement dated December 31, 2010 between China Bull Management, Inc., and China Bull Holding, Inc.
10.12*	Bill of Sale, Assignment and Assumption of Liability dated December 31, 2010 between USChina Channel and China Bull Holdings, Inc.
10.13*	Share Exchange Agreement dated December 31, 2010 between USChina Channel, Inc., Andrew Chien, China Education Schools, Ltd., and the Shareholders or China Education Schools, Ltd.
10.14*	Share Transfer Agreement dated November 25, 2010 between Jinjin Ye and China Education Schools Co., Ltd
10.15*	Share Transfer Agreement dated November 25, 2010 between Ruifeng Chen and China Education Schools Co., Ltd
99.1*	Audited Financial Statements of Shaoxing Textile City High School as of December 31, 2009 and 2008 and Unaudited Financial Statements of Shaoxing High School as of September 30, 2010 and 2009.
99.2*
Unaudited pro forma balance sheet as of September 30, 2010 and unaudited pro forma consolidated income statements for the nine month period ended September 30, 2010 and the year ended December 31, 2009.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USCHINA CHANNEL, INC.

Date: January 6, 2011	By: /s/ Joel Mason
Joel Mason, Chief Executive Officer